Exhibit 99.2

WILSHIRE BANCORP, INC. CONTACT: Alex Ko, EVP & CFO, (213) 427-6560	NEWS RELEASE
www.wilshirebank.com

Delisting of Wilshire Bancorp, Inc. Common Stock

LOS ANGELES (July 14, 2016) – Wilshire Bancorp, Inc. (NASDAQ: WIBC) (the “Company”), the parent company of Wilshire Bank, announced today that it notified NASDAQ of its intent to voluntarily delist its shares of common stock from the Nasdaq Global Select Market in connection with the anticipated closing of the proposed merger between the Company and BBCN Bancorp, Inc. (“BBCN”) and requested that NASDAQ suspend trading of the Company’s common stock after the close of trading on the date of the merger. The proposed merger between the Company and BBCN was approved by the parties’ respective shareholders at today’s shareholders’ meetings. If all other conditions to closing are satisfied or waived by the parties, the proposed merger is expected to close at the close of business on or around July 29, 2016. As a result of the proposed merger, the Company’s common stock will be cancelled and converted into the right to receive 0.7034 shares of BBCN common stock pursuant to the Agreement and Plan of Merger between the Company and BBCN.

The Company will file with the Securities and Exchange Commission (the “SEC”) a Form 25 (Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934) to effect the delisting of the Company’s common stock from NASDAQ and to terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends to file the Form 25 on July 25, 2016, which will become effective on August 4, 2016. Trading of the Company’s common stock is expected to cease after the close of trading on July 29, 2016, the expected date of the merger. The Company also intends to file with the SEC a Form 15 (Certification and Notice of Termination) to suspend the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act.

ABOUT WILSHIRE BANCORP

Headquartered in Los Angeles, Wilshire Bancorp is the parent company of Wilshire Bank, which operates 35 branch offices in California, Texas, Alabama, Georgia, New Jersey, and New York. Wilshire Bancorp also operates five loan production offices of which three are utilized primarily for the origination of loans under the Small Business Administration lending program located in Colorado, Georgia, and Washington, and two that are utilized primarily for the origination of residential mortgage loans located in California. Wilshire Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary markets encompassing the multi-ethnic populations of the Los Angeles, New York, New Jersey, and Texas. For more information, please go to www.wilshirebank.com.

ABOUT BBCN BANCORP, INC.

BBCN Bancorp, Inc. is the holding company of BBCN Bank, the largest Korean-American bank in the nation. Headquartered in Los Angeles and serving a diverse mix of customers mirroring its communities, BBCN operates 50 branches in California, New York, New Jersey, Illinois, Washington, and Virginia; eight loan production offices in Seattle, Denver, Dallas, Atlanta, Northern California, Annandale, Virginia, Portland, Oregon, and Fremont, California; and a representative office in Seoul, Korea. BBCN specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. BBCN Bank is a California-chartered bank and its deposits are insured by the FDIC to the extent provided by law. BBCN is an Equal Opportunity Lender.

FORWARD-LOOKING STATEMENTS

This press release contains statements regarding the proposed transaction between Wilshire Bancorp and BBCN Bancorp. These statements are based on current expectations, estimates, forecasts and projections and management assumptions about the future performance of each of Wilshire Bancorp, BBCN Bancorp and the combined company, as well as the businesses and markets in which they do and are expected to operate. These statements, including those regarding Wilshire Bancorp’s intent to delist its common stock, the target closing date of the merger, and Wilshire Bancorp’s intent to file a Form 25 and Form 15, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “estimates,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans, “seeks,” and variations of such words and similar expressions are intended to identify such forward-looking statements which are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to assess. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The closing of the proposed transaction remains subject to customary closing conditions. There is no assurance that such conditions will be met or that the proposed transaction will be consummated within the expected time frame, or at all. If the transaction is consummated, factors that may cause actual outcomes to differ from what is expressed or forecasted in these forward-looking statements include, among things: difficulties and delays in integrating Wilshire Bancorp and BBCN Bancorp and achieving anticipated synergies, cost savings and other benefits from the transaction; higher than anticipated transaction costs; deposit attrition, operating costs, customer loss and business disruption following the merger, including difficulties in maintaining relationships with employees, may be greater than expected; required governmental approvals of the merger may not be obtained on its proposed terms and schedule, or without regulatory constraints that may limit growth; competitive pressures among depository and other financial institutions may increase significantly and have an effect on revenues; the strength of the United States economy in general, and of the local economies in which the combined company will operate, may be different than expected, which could result in, among other things, a deterioration in credit quality or a reduced demand for credit and have a negative effect on the combined company’s loan portfolio and allowance for loan losses; changes in the U.S. legal and regulatory framework; and adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) which would negatively affect the combined company’s business and operating results.

For a more complete list and description of such risks and uncertainties, refer to Wilshire Bancorp’s Form 10-K for the year ended December 31, 2015, as amended, and BBCN Bancorp’s Form 10-K for the year ended December 31, 2015, as amended, as well as other filings made by Wilshire Bancorp and BBCN Bancorp with the SEC. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, Wilshire Bancorp and BBCN Bancorp disclaim any intention or obligation to update any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

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